UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

NOVA OIL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

The Riviana Building, 2777 Allen Parkway, Suite 800, Houston, Texas 77019
(Address of Principal Executive Offices)

713-869-6682
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Employment Agreement

On June 17, the Board of Directors of the Company approved an employment agreement for Leon van Kraayenburg, the Vice President of Finance of the Company. Mr. van Kraayenburg’s employment agreement has a term of two years and provides for an annual salary of $100,000. In the event that Mr. van Kraayenburg is terminated without cause prior to the expiration of the employment agreement, the Company shall pay Mr. van Kraayenburg the per diem rate of the base salary multiplied by the number of calendar days between the date of termination and the expiration date of the employment agreement.

Also pursuant to the employment agreement and under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), the Board granted 500,000 non-qualified stock options to purchase shares of the Company’s common stock to Mr. van Kraayenburg at an exercise price of $2.62 per share, the fair market value of the common stock on the date of grant as determined by the Board pursuant to the 2006 Plan. The options granted expire ten years from the date of grant and 250,000 of such options vest immediately, with the remainder vesting monthly in equal installments over a two year period.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On June 16, 2006, the Company issued a press release reporting the financial results for its second quarter 2006. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 2.02 disclosure.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

99.1         Press Release dated June 16, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA OIL, INC.

By:	/s/ Kenneth T. Hern
Name:	Kenneth T. Hern
Title:	Chief Executive Officer

Date:  June 22, 2006

EXHIBIT INDEX

99.1                           Press Release dated June 16, 2006.